Exhibit 10.7

John R. Simon Senior Vice President Human Resources	One Market, Spear Tower Suite 2400 San Francisco, CA 94105

April 27, 2011

Karen Austin

930 South Shore Drive

Village of Lakewood, IL 60014

Dear Karen:

On behalf of PG&E Corporation, I am pleased to offer you the position of Senior Vice President, Chief Information Officer, reporting to Chris Johns, President. This offer is subject to approval of the PG&E Corporation Board of Directors’ Compensation Committee and your election as an Officer by our Board. Subject to these Board actions we are assuming a start date of June 1, 2011. If we need to adjust our assumption, please let me know.

Your total annual compensation package will consist of the following:

1.	An annual base salary of $500,000 ($41,666/month) subject to ordinary withholdings.

2.

A one time sign on bonus of $500,000, which will be paid on your first payroll check, subject to ordinary withholdings. Should you decide to resign from the Company within two years of your start date, you will repay the Company this sign on bonus, on a prorated basis.

3.

You are eligible to participate in the company’s Short-Term Incentive Plan (STIP) with a target participation rate of 50% percent of your eligible earnings (i.e., base salary) received during the plan year. You must be on PG&E’s active payroll as of October 1 to be eligible for a payout for that year. The STIP is an at-risk component of pay that rewards employees annually, and is tied to company and individual performance. Thus, STIP awards are not guaranteed. The Compensation Committee retains full discretion to determine and award STIP payments to PG&E employees.

4.

You are eligible to receive a new hire award under PG&E Corporation’s Long-Term Incentive Plan (LTIP). Your initial LTIP award will consist of 50 percent restricted stock units that vest over a four-year period, and 50 percent performance shares that vest at the end of a three year performance period. (The value of the performance shares will be determined at the end of the performance period based on the performance of PG&E Corporation stock relative to a group of twelve comparable companies). The date of your LTIP award will occur on the later of your hire date or the date your award is approved by the Compensation Committee; however if your award date occurs during a “trading blackout” period, then the award date will be the first business day after the trading blackout ends.

Your LTIP award will have an initial value of $450,000. This value is used for the purpose of determining the number of units of your award. The ultimate value that you realize through the LTIP will depend on your employment status and the performance of PG&E Corporation common stock. You will receive additional details on the LTIP at the time of your award.

5.	You will also receive an additional one-time LTIP award with an initial value of

Karen Austin

April 25, 2011

$400,000. This award will be comprised of all restricted stock units. 50 percent of the award will vest on the first anniversary of the grant date, and 50 percent will vest on the second anniversary of the grant date. The date of your LTIP award will occur on the later of your hire date or the date your award is approved by the Compensation Committee; however if your award date occurs during a “trading blackout” period, then the award date will be the first business day after the trading blackout ends.

6.

As an employee, you also will be eligible for additional LTIP awards, which typically are granted in March of each year. These LTIP awards consist of an equal number of restricted stock units (which also vest over a four-year period, with a larger percentage vesting in the 4th year) and performance shares (the value of which will be determined in the same way mentioned above). The Compensation Committee retains full discretion as to the approval of LTIP award form, amounts, and terms.

7.

Participation in the PG&E Corporation Retirement Savings Plan (RSP), a 401(k) savings plan. You will be eligible to contribute as much as 50% of your salary on either a pre-tax or after-tax basis. We will match contributions up to 6% of your salary at 75 cents on each dollar contributed. All of the above contributions are subject to the applicable legal limits.

With respect to benefits at retirement, conditioned upon meeting plan requirements, you also will be eligible for retirement benefits under the Company’s retirement (pension), post-retirement life insurance and retiree medical plans.

8.

Participation in the PG&E Corporation Supplemental Executive Retirement Plan (SERP). The basic benefit payable from the SERP at retirement is a monthly annuity equal to the product of 1.7% x (average of the three highest years’ combination of salary and annual incentive for the last ten years of service) x years of credited service x 1/12. This benefit will be offset by benefits provided under the qualified retirement plan.

9.

Participation in the PG&E Corporation Supplemental Retirement Savings Plan (SRSP), a non-qualified, deferred compensation plan. You may elect to defer payment of some of your compensation on a pre-tax basis. The Company will provide you with full matching contributions that cannot be provided through the RSP due to IRS limitations imposed on highly compensated employees.

10.

An annual vacation allotment of four weeks, subject to future increases based on length of service. For your first year, the vacation allotment will be prorated based on your date of hire. In addition, Pacific Gas and Electric Company recognizes ten paid company holidays and provides three floating holidays and two weeks of sick leave immediately upon hire.

11.

An annual perquisite allowance of $20,000 to be used in lieu of individual authorizations for cars and memberships in clubs and civic organizations. If your start date ends up being after June 30, 2011, you will receive 50% of this amount ($10,000) for 2011.

12.

Participation in PG&E’s health benefits program which permits you to select coverage tailored to your personal needs and circumstances. The benefits you elect will be effective the first of the month following the date of your hire and upon receipt of completed enrollment forms.

Karen Austin

April 25, 2011

13.

Participation in the Employee Discount program after six months of continuous service following your date of hire. The program offers participants a 25% discount on electricity and gas rates for their primary residence. In order to receive this benefit, you must (a) live within Pacific Gas and Electric Company’s service territory and (b) have the service in your name at your primary residence.

14.

As an Officer of PG&E, you will be subject to the PG&E Corporation severance policy, which provides for a cash payment of up to two times base salary plus target STIP, 24 months of continued LTIP vesting, 18 months of company paid COBRA premiums and 12 months of outplacement counseling.

15.

Our employment offer also includes a comprehensive executive relocation package. The major components include reimbursement of the costs associated with the sale and purchase of your principal residence, the move of your household goods, two house hunting trips, temporary living expenses and a final trip to San Francisco. Some of our relocation benefits may constitute additional income to you and are subject to personal income tax. Our director of relocation Denise Nicco will be in touch with you soon.

Additionally, we will provide an annual payment of $100,000 for 3 years, to assist in the transition to higher housing costs. The payment will coincide with the first mortgage payment.

The subsidy is considered income and will be subject to all appropriate withholding taxes. The taxes are your responsibility.

This offer is contingent upon your passing a comprehensive background verification and a standard drug analysis test. We will also need to verify your eligibility to work in the United States based on applicable immigration laws.

We look forward to you joining our team.

Sincerely,

John Simon Sr. Vice President, Human Resources

Please acknowledge your acceptance of this offer and the terms of this letter by signing the original, providing the information requested, and returning it to me. It is important to note that you will be an employee-at-will. This means that either you or PG&E Corporation may end your employment at any time, with or without cause, and with or without notice.

KAREN AUSTIN	4-29-11
Signature	Date

xxx-xx-xxxx	09-25-61
Social Security No.	Date of Birth